CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated October 14, 2005, with respect to the combined balance sheets of IsoRay Medical, Inc. as of June 30, 2005 and 2004, and the related combined statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, which report appears in Amendment No. 1 to Form SB-2 Registration Statement for IsoRay, Inc. to be filed on or about March 23, 2006.

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
March 22, 2006